CONFIDENTIAL TREATMENT REQUESTED

Exhibit 4.100

“***” indicates portions of the agreement that have been omitted pursuant to a confidential treatment request and have been filed with the Securities and Exchange Commission separately.

First Amendment to Licensing Agreement

First Amendment (this “Amendment”), dated as of May 11, 2012 (“Effective Date”) to the “Wargaming.net / KONG ‘World of Tanks’ Licensing Agreement” (the “Agreement”), dated as of August 26, 2010, by and among:

1.	WarGaming.net LLP, a United Kingdom based corporation having a place of business at Office 415, 60 Cannon Street, London, EC4N 6NP, United Kingdom (“WGN”).
2.	Beijing AirInbox Information Technologies Co., Ltd., a duly incorporated company having a place of business at 35F, Tengda Plaza, No.168 Xiwai Street, Haidian District, Beijing, PRC. (“KONG”).
3.	KongZhong Corporation, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (“Parent”)

Each of the parties shall be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, WGN and KONG desire to amend the Agreement to reflect certain modified terms;

NOW, THEREFORE, through friendly negotiations and in the principles of equality and mutual benefit, the Parties hereby enter agreement as follows.

1.	All capitalized terms used and not otherwise defined in this Amendment shall have the respective meanings indicated in the Agreement.

2.	Clause 5.2 of the Agreement is hereby amended by inserting the following paragraph at the end of the last paragraph of such clause 5.2:

CONFIDENTIAL TREATMENT REQUESTED

Bonus Incentive Payments WGN shall be entitled to an additional bonus Revenue Share equal to ** of incremental Gross Revenue to the extent the Gross Revenue in any given month exceed **. For the avoidance of doubt, (i) WGN shall be entitled to the Share Revenue equal to ** of Gross Revenue for any incremental Gross Revenue in a given month above the ** threshold, and (ii) any such additional bonus Share Revenue shall be paid only in the given month in which Gross Revenue exceed ** and not for any successive month(s) in which the Gross Revenue does not exceed **.

Example: If Gross Revenue is ** in January and ** in February, WGN would be entitled to the following Share Revenue:

(a) January: ** of the first ** in Gross Revenue, i.e. RMB**; and ** of the incremental ** in Gross Revenue, i.e., an additional RMB**;

(b) February: ** of ** in Gross Revenue, i.e., RMB**.

3.	WGN to commit to better localization for the China market.

4.	WGN and Kong agree to extend the term of the Agreement unless it is terminated pursuant to its terms and all licenses in respect of the Game granted under the Agreement shall remain in force until the Agreement is terminated.

5.	KONG shall not be obligated to pay any additional License Payment in connection with this Amendment.

6.	WARRANT As the consideration of the Extension of licenses, WGN is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from Parent 120,000,000 ordinary shares, par value US$0.0000005 per ordinary share, of the Parent (the “Ordinary Shares”) at a purchase price US$0.1485 per ordinary share (such right the acquire the Ordinary Shares, the “Warrant”). The Warrant is exercisable by WGN in whole or in part; provided that WGN shall acquire no less than 12,000,000 Ordinary Shares in each exercise. The Warrant is exercisable at any time after the Effective Date of this Amendment but in no event later than the earlier of (i) 5:00 p.m., New York City time, May 13, 2013 or (ii) the Termination of the Agreement (the “Expiration Time”). For the avoidance of doubt, WGN shall forfeit all rights under the Warrant upon the Expiration Time. WGN acknowledges that the Ordinary Shares issuable upon the exercise of the Warrant shall be in certificated form and bear appropriate legends under applicable securities laws.

7.	For the avoidance of doubt, if any provision of this Amendment conflicts with any provision of the Agreement not otherwise amended by this Amendment, such provision of this Amendment shall prevail.

8.	This Amendment shall become effective as to parties as of the date hereof.

CONFIDENTIAL TREATMENT REQUESTED

IN WITNESS WHEREOF the parties hereto have duly executed this Amendment as of the date first above written.

CONFIDENTIAL TREATMENT REQUESTED

[Signing page of the Amendment of “World of Tanks” Licensing Agreement among WGN, KONG and Parent]

WARGAMING.NET LLP		BEIJING AIRINBOX INFORMATION TECHNOLOGIES CO., LTD.

By:	By:

Title: CEO		Title: CEO

Date: May 11, 2012		Date: May 11, 2012

KONGZHONG CORPORATION

By:

Title: CEO

Date: May 11, 2012